SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported):
                                  May 28, 1997

                                    KTI, INC.
               (Exact name of Registrant as specified in Charter)


   New Jersey                 33-85234                22-2665282
(State or other juris-      (Commission             (IRS Employer
diction of incorporation)    File Number)            Identification
                                                     Number


7000 Boulevard East, Guttenberg, New Jersey            07093
(Address of principal executive office)             (Zip Code)


Registrant's telephone number including area code   (201) 854-7777



                                 Not Applicable
         (Former name and former address, as changed since last report)


ITEM 5. OTHER EVENTS

     On the date hereof, the Company is filing with the Securities and Exchange Commission a Registration Statement on Form S-3 which, among other things, discusses two proposed unregistered offerings. The text of such discussion is reprinted below:

     The Company is presently in negotiations to issue, in one or more privately negotiated transactions, up to 477,500 shares of a new Series A Convertible Preferred Stock (the "Series A Preferred"). The Series A Preferred, which will not have been registered under the Act and which would not be subject to offer or sale in the United States absent registration or an applicable exemption from registration requirements, is expected to not pay dividends and be callable at the end of five years by the Company at a premium. The Series A Preferred Stock is expected to be convertible into Common Stock of the Company at $8.00 per share. In addition, it is anticipated that the Series A Preferred holders will receive detachable warrants, exercisable at a price of $9.00 per share and having an expiration date six years from the date the Series A Preferred were issued. The Company, under the proposed terms, would be able to compel conversion of the Series A Preferred under certain circumstances.

     It is anticipated that the Series A Preferred would be junior to the Company's preferred stock with no conversion features or associated warrants, and would be pari passu to other convertible preferred series. The Series A Preferred would be senior to Common Stock in the event of liquidation, sale or merger of the Company. The Series A Preferred holders would be entitled to registration of the underlying shares of Common Stock within 120 days of closing. The Company expects that the Series A Preferred holders would have the right to nominate one person for election to the Board of Directors.

     In addition, the Company is presently in negotiations to issue, in one or more privately negotiated transactions, up to $15 million of a new Series B Convertible Preferred Stock (the "Series B Preferred"). The Series B Preferred, which will not have been registered under the Act and which would not be subject to offer or sale in the United States absent registration or an applicable exemption from registration requirements, is expected to have a market rate coupon and be redeemable on the seventh anniversary of issue at its liquidation value. The Series B Preferred is expected to be callable, after the third anniversary of its issuance at a premium, which premium is expected to decline to zero by the sixth anniversary of the issuance of the Series B Preferred. The Series B Preferred is expected to be convertible into Common Stock of the Company at a price per share representing a premium above the per share price on the date of issue. The Company, under the proposed terms, would be able to compel conversion of the Series B Preferred under certain circumstances.

     The Company, under the proposed terms, would be able to compel an exchange of all of the then outstanding Series B Preferred for subordinated convertible debt of the Company at any time on a dividend payment date. The subordinated convertible debt would have similar terms and an equivalent interest rate, without adjustment for the dividend received deduction. It is anticipated that the Series B Preferred holders may require the Company to redeem the Series B Preferred in the event of a change of control of the Company.

     It is anticipated that the Series B Preferred would be pari passu with the Series A Preferred and would be senior to Common Stock in the event of liquidation, sale or merger of the Company. The Series B Preferred holders may prohibit the issuance of preferred stock senior to Series B Preferred or pari passu with it, unless certain financial ratios have been obtained. The Series B Preferred holders would be entitled to registration of the Series B Preferred and the underlying shares of Common Stock within 180 days of closing.

     There can be no assurance that the Company will issue either the Series A Preferred or the Series B Preferred, or, if issued, that the terms thereof will not be materially adversely different from the terms described above.



                                   SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   KTI, Inc.
                                   (the Registrant)



Dated:  May 28, 1997                    By: /s/ Martin J. Sergi
                                        Name:  Martin J. Sergi
                                        Title:    President